Exhibit 5.1

[Bingham McCutchen Letterhead]

June 19, 2013

8x8, Inc.
2125 O'Nel Drive
San Jose, CA 95131

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for 8x8, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about June 19, 2013 (the "Registration Statement").

The Registration Statement covers the registration of 500,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company (the "Common Stock"), issuable by the Company under the Amended and Restated 1996 Employee Stock Purchase Plan, as amended (the "Plan").

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan. We have reviewed a copy of the Plan as currently in effect. We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan have been issued in accordance with the terms of the Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued pursuant to awards granted under and in accordance with the Plan and against the payment of any purchase price therefor, as specified in such Plan or documents governing such awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Yours very truly,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP